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                                                                    EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          VOICE CONTROL SYSTEMS, INC.
                            (a Delaware corporation)


                             PURE ACQUISITION INC.
                         (a Massachusetts corporation)

                                      and

                                PURESPEECH, INC.
                         (a Massachusetts corporation)





                             Dated: March 28, 1998
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         This Agreement and Plan of Merger (the "Agreement") is made as of the
28th day of March, 1998, by and among Voice Control Systems, Inc., a Delaware corporation ("VCS"), Pure Acquisition Inc., a Massachusetts corporation ("Acquisition"), and PureSpeech, Inc., a Massachusetts corporation ("PureSpeech").

         In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:


                                   ARTICLE 1.
                                   THE MERGER

         1.1. Merger. In accordance with the provisions of the business corporation laws of the Commonwealth of Massachusetts, at the Effective Date (as hereinafter defined), Acquisition shall be merged with and into PureSpeech (the "Merger"), and PureSpeech shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the Commonwealth of Massachusetts.

         1.2. Continuing of Corporate Existence. Except as may otherwise be set forth herein, the corporate existence and identity of PureSpeech, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of Acquisition, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of PureSpeech, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of Acquisition shall thereafter cease except to the extent continued by statute.

         1.3. Effective Date. The Merger shall become effective on such date (the "Effective Date") of the occurrence of the issuance of a certificate by the Secretary of State of the Commonwealth of Massachusetts upon filing on the Closing Date (as defined herein) by the parties of a certificate of merger (the "Certificate of Merger") with the Secretary of State of the Commonwealth of Massachusetts pursuant to the provisions of the Massachusetts General Laws, Chapter 156B ("MGL").

         1.4.      Corporate Government.

                   (a) The Certificate of Incorporation of PureSpeech, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.





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                   (b)      The Bylaws of PureSpeech, as in effect as of the
         Effective Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

                   (c) The members of the Board of Directors of the Surviving Corporation and the officers of the Surviving Corporation shall be the persons holding such offices in Acquisition as of the Effective Date.

         1.5. Rights and Liabilities of the Surviving Corporation. The Surviving Corporation shall have the following rights and obligations:

                   (a) The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the Commonwealth of Massachusetts.

                   (b) The Surviving Corporation shall possess all of the rights, privileges immunities and franchises, of either a public or private nature, of PureSpeech and Acquisition, and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to PureSpeech and Acquisition shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

                   (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of PureSpeech and Acquisition and any claim existing or action or proceeding pending by or against Acquisition or PureSpeech may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of Acquisition or PureSpeech shall be impaired by the Merger.

         1.6. Closing. Consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of VCS in Dallas, Texas, commencing at 10:00 a.m., local time, on the date which is five business days after each of the conditions set forth in Articles 6 and 7 have been satisfied or waived, and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between VCS and PureSpeech. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered the Certificate of Merger to be filed with the Secretary of State of the Commonwealth of Massachusetts and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.





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         1.7.      Tax Consequences. It is intended that the Merger shall
constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368(a) of the Code.


                                   ARTICLE 2.
                              CONVERSION OF SHARES

         2.1. Conversion of Shares. The manner and basis of converting shares of the capital stock of PureSpeech ("PureSpeech Capital Stock") into Common Stock, $.01 par value, of VCS ("VCS Common Stock"), shall be as follows:

                   (a) The outstanding shares of PureSpeech common stock, no par value (the "PureSpeech Common Stock"), the outstanding shares of PureSpeech Series A preferred stock, $1.00 par value (the "PureSpeech Series A Preferred"), the options granted under the PureSpeech 1997 Stock Option Plan (the "PureSpeech Option Plan") to acquire shares of PureSpeech Common Stock (the "PureSpeech Options"), the outstanding warrants issued to investors in May 1997 and to Imperial Bank in September 1997 (collectively the "PureSpeech Bridge Warrants") to acquire shares of PureSpeech Common Stock and certain bridge notes in the aggregate principal amount of $200,000 issued in January 1998 (the "January 1998 Bridge Notes") shall at the Effective Date, by virtue of the Merger and without any further action on the part of the holders thereof, in the aggregate be converted into such number of shares (the "VCS Merger Shares") of VCS Common Stock as is equal to the following:

                            (i) Each outstanding share of PureSpeech Common Stock shall be converted into .1422 shares of VCS Common Stock (the "Common Exchange Ratio");

                            (ii) Each outstanding share of PureSpeech Series A Preferred (including any accrued but unpaid dividends thereon) shall be converted into .9107 shares of VCS Common Stock;

                            (iii) Each PureSpeech Option and PureSpeech Bridge
                   Warrant shall be converted into the right to acquire VCS Merger Shares as described in Section 2.4; and

                            (iv)  The January 1998 Bridge Note shall be
                   converted into a number of VCS Common Stock equal to product of (A) the number of shares of PureSpeech Common Stock into which such note is convertible immediately prior to the Effective Date multiplied by (B) the Common Exchange Ratio.





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                   (b)      Each share of PureSpeech Capital Stock held in the
         treasury of PureSpeech and each share of PureSpeech Capital Stock owned by Acquisition or VCS shall automatically be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

                   (c) Each share of Common Stock of Acquisition which shall be outstanding immediately prior to the Effective Date shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of newly issued share of common stock of the Surviving Corporation.

         2.2. Fractional Shares. No scrip or fractional shares of VCS Common Stock shall be issued in the Merger. All fractional shares of VCS Common Stock to which a holder of PureSpeech Capital Stock immediately prior to the Effective Date would otherwise be entitled at the Effective Date shall be aggregated. If a fractional share results from such aggregation, such stockholder shall be entitled, after the later of (a) the Effective Date or (b) the surrender of such stockholder's "Certificate" (as defined in Section 2.5) or Certificates that represent such shares of PureSpeech Capital Stock, to receive from VCS an amount in cash in lieu of such fractional share, based on the Determination Price. As used herein, "Determination Price" shall mean the average per share closing price of VCS Common Stock as reported on the Nasdaq National Market ("NMS") over the 15 trading days ending on the third trading day immediately preceding the Effective Date. VCS will make available to the "Exchange Agent" (as defined in Section 2.5) the cash necessary for the purpose of paying cash for fractional shares.

         2.3. Dissenting Shares. To the extent that appraisal rights are available under the MGL, shares of PureSpeech Capital Stock that are issued and outstanding immediately prior to the Effective Date and that have not been voted for adoption of the Merger and with respect of which appraisal rights have been properly demanded in accordance with the applicable provisions of the MGL ("Dissenting Shares") shall not be converted into the right to receive the consideration provided for in Sections 2.1 and 2.2 at or after the Effective Date unless and until the holder of such shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the MGL) or becomes ineligible for such appraisal. If a holder of Dissenting Shares withdraws his demand for such appraisal (in accordance with the applicable provisions of the MGL) or becomes ineligible for such appraisal, then, as of the Effective Date or the occurrence of such event, whichever later occurs, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the consideration provided for in Sections 2.1 and 2.2. If any holder of PureSpeech Capital Stock shall assert the right to be paid the fair value of such PureSpeech Capital Stock as described above, PureSpeech shall give VCS notice thereof, and VCS shall have the right to participate in all negotiations and proceedings with respect to any such demands. PureSpeech shall not, except with the prior written consent of VCS, voluntarily make any payment with respect to, or settle or offer to





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settle, any such demand for payment. After the Effective Date, VCS will cause the Surviving Corporation to pay its statutory obligations to holders of Dissenting Shares.

         2.4.      PureSpeech Convertible Securities

                   (a) At the Effective Date, all PureSpeech Options and PureSpeech Bridge Warrants then outstanding (collectively the "PureSpeech Convertible Securities") shall remain outstanding following the Effective Date. At the Effective Date, such PureSpeech Convertible Securities shall, by virtue of the Merger and without any further action on the part of PureSpeech or the holder of any such PureSpeech Convertible Security (except that certain written agreements must be obtained as contemplated by Section 7.9 hereof with respect to the 1997 Bridge Notes), be assumed by VCS in accordance with their terms and conditions as in effect at the Effective Date (and the terms and conditions of the PureSpeech Option Plan, PureSpeech Bridge Warrant or 1997 Bridge Note), except that (i) each such PureSpeech Convertible Security shall be exercisable for or convertible into that whole number of shares of VCS Common Stock (to the nearest whole share) into which the number of shares of PureSpeech Common Stock subject to such PureSpeech Convertible Security immediately prior to the Effective Date would be converted under
         Section 2.1; (ii) the exercise or conversion price per share of the PureSpeech Common Stock shall be an amount equal to the exercise or conversion price per share of PureSpeech Common Stock subject to such PureSpeech Convertible Security in effect immediately prior to the Effective Date divided by the Common Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent); and (iii) all actions to be taken thereunder by the Board of Directors of PureSpeech or a committee thereof shall be taken by the Board of Directors of VCS or a committee thereof. No payment shall be made for fractional interests.

                   (b) It is intended that the assumed PureSpeech Convertible Security as set forth herein, shall not give to any holder thereof any benefits in addition to those which such holder had prior to the assumption of the PureSpeech Convertible Security. VCS shall take all necessary corporate action necessary to reserve for issuance a sufficient number of shares of VCS Common Stock for delivery upon exercise of each PureSpeech Convertible Security. VCS shall file a registration statement, or an amendment to an existing registration statement, under the Securities Act of 1933, as amended (the "Securities Act"), on Form S-8 with respect to the shares of VCS Common Stock subject to the PureSpeech Options and shall use its best efforts to maintain the effectiveness of such registration statement for so long as the PureSpeech Options remain outstanding. In addition, VCS shall use reasonable best efforts to take any actions that may be necessary so that the PureSpeech Options qualified as incentive stock options for the purposes of Section 422 of the Code continue to be qualified as incentive stock options following the Effective Date and assumption by VCS.





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                   (c)      Approval by the stockholders of PureSpeech of this
         Agreement shall constitute authorization and approval of any and all of the actions described in this Section 2.4.

                   (d) VCS will cause all shares of VCS Common Stock issued upon exercise or conversion of the PureSpeech Convertible Securities to be listed on the NMS.

                   (e) The May 1997 and March 1998 Bridge Notes will convert into such number of VCS Common Stock equal to the quotient of
         (x) the outstanding amount of such notes (including accrued interest) divided by (y) $6.7544.

         2.5.      Exchange Agent.

                   (a) VCS shall authorize Chase Mellon Shareholder Services, Dallas, Texas, to serve as exchange agent hereunder (the "Exchange Agent"). Promptly after the Effective Date, VCS shall deposit or shall cause to be deposited in trust with the Exchange Agent certificates for the number of whole shares of VCS Common Stock to which the holders of PureSpeech Capital Stock (other than holders of Dissenting Shares) are entitled pursuant to this Article 2, together with cash sufficient to pay for fractional shares then known to VCS (such cash amounts and certificates being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions received from VCS, deliver the number of shares of VCS Common Stock and pay the amounts of cash provided for in this Article 2 out of the Exchange Fund. Additional amounts of cash, if any, needed from time to time by the Exchange Agent to make payments for fractional shares shall be provided by VCS and shall become part of the Exchange Fund. The Exchange Fund shall not be used for any other purpose, except as provided in this Agreement, or as otherwise agreed to by VCS and PureSpeech prior to the Effective Date.

                   (b) As soon as practicable after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder (other than holders of Dissenting Shares) who, as of the Effective Date, was a holder of an outstanding certificate or certificates which immediately prior to the Effective Date represented shares of PureSpeech Capital Stock (the "Certificates"), a form of letter of transmittal and instructions for use in effecting the surrender of the Certificates for payment therefor and conversion thereof, which letter of transmittal shall comply with all applicable rules of the NMS. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the





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         Exchange Agent and the form of letter of transmittal shall so reflect.
         Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) one or more certificates as requested by the holder (properly issued, executed and countersigned, as appropriate) representing that number of whole shares of VCS Common Stock to which such holder of PureSpeech Capital Stock shall have become entitled pursuant to the provisions of this Article 2, and (ii) as to any fractional share, a check representing the cash consideration to which such holder shall have become entitled pursuant to Section 2.2, and the Certificate so surrendered shall forthwith be canceled. VCS will use its reasonable best efforts to cause certain major stockholders of PureSpeech to receive their certificates evidencing the shares of VCS Common Stock within 5 business days of the Exchange Agent's receipt of a properly completed and executed letter of transmittal and delivery of the applicable Certificates. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. VCS shall pay any transfer or other taxes required by reason of the issuance of a certificate representing shares of VCS Common Stock; provided, however, that VCS shall not pay any transfer or other tax if the obligation to pay such tax under applicable law is solely that of the stockholder or if payment of any such tax by VCS otherwise would cause the Merger to fail to qualify as a tax free reorganization under the Code. If any portion of the consideration to be received pursuant to this Article 2 upon exchange of a Certificate (whether a certificate representing shares of VCS Common Stock or a check representing cash for a fractional share) is to be issued or paid to a person other than the person in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such issuance and payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of VCS Common Stock or a check representing cash for a fractional share to such other person, or establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is applicable. From the Effective Date until surrender in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing treasury shares of PureSpeech and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the consideration provided in Sections 2.1 and 2.2. No dividends that are otherwise payable on VCS Common Stock will be paid to persons entitled to receive VCS Common Stock until such persons surrender their Certificates. After such surrender, there shall be paid to the person in whose name VCS Common Stock shall be issued any dividends on such VCS Common Stock that shall have a record date on or after the Effective Date and prior to such surrender. If the payment date for any such dividend is after the date of such surrender, such payment shall be made on such payment date. In no event shall the persons entitled to receive such





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         dividends be entitled to receive interest on such dividends. All payments in respect of shares of PureSpeech Capital Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities.

                   (c) In the case of any lost, mislaid, stolen or destroyed Certificates, the holder thereof may be required, as a condition precedent to the delivery to such holder of the consideration described in this Article 2, to deliver to VCS a bond in such reasonable sum as VCS may direct as indemnity against any claim that may be made against the Exchange Agent, VCS or the Surviving Corporation with respect to the Certificate alleged to have been lost, mislaid, stolen or destroyed.

                   (d) After the Effective Date, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of PureSpeech Capital Stock that were outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged for the consideration described in this Article 2.

                   (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of PureSpeech for six months after the Effective Date shall be returned to VCS, upon demand, and any holder of PureSpeech Capital Stock who has not theretofore complied with
         Section 2.5(b) shall thereafter look only to VCS for issuance of the number of shares of VCS Common Stock and other consideration to which such holder has become entitled pursuant to this Article 2; provided, however, that neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of PureSpeech Capital Stock for any amount required to be paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.6       Escrow Fund.

                   (a) In order to secure the indemnification obligations of PureSpeech set forth in Section 8.2, (i) on or before the Effective Date, PureSpeech will cause certain representatives (as defined below) of its former shareholders (the "PureSpeech Shareholders") to enter into the Escrow Agreement, with VCS and Hutchins, Wheeler & Dittmar as escrow agent (the "Escrow Agent"), in substantially the form of Exhibit A hereto (the "Escrow Agreement") and (ii) promptly upon the occurrence of the Merger, VCS shall deposit with the Escrow Agent certificates representing 10% of the number of the VCS Merger Shares. The representatives of the PureSpeech Shareholders (the "Shareholders' Representatives") shall be as set forth in the Escrow Agreement. The Shareholders' Representatives are authorized by this Agreement to act hereunder and under the Escrow Agreement with the powers and authority provided for herein and therein, as





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         representatives of the PureSpeech Shareholders and their successors.
         Approval of this Agreement and the Merger by the PureSpeech Shareholders shall constitute (i) approval of the terms and conditions of the Escrow Agreement and ratification of the selection of the Shareholders' Representatives as agents and attorneys-in- fact for the PureSpeech Shareholders and of the Shareholders' Representatives' authority to enter into any agreement in connection with the transactions contemplated by this Agreement, or the Escrow Agreement, to receive payment of all sums due such PureSpeech Shareholder pursuant to this Agreement or the Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the payment of the Merger Consideration), to give and receive notices on their behalf and to be their exclusive representative with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which VCS may be entitled to indemnification and the Shareholder Representatives agrees to act as, and to undertake the duties and responsibilities of, such agent and attorney-in-fact and (ii) the agreement of each PureSpeech Shareholder that the Shareholders' Representatives may use the VCS Merger Shares subject to the Escrow Agreement, in order to pay any expenses incurred in connection with any disputes or obligations relating to the Escrow Agreement or to Article 8 of this Agreement relating to indemnification and defenses and disputes related thereto. To the extent available for distribution to PureSpeech Shareholders pursuant to the Escrow Agreement to advance funds, the Shareholders' Representatives may attach and dispose of, on a pro rata basis any such available shares of VCS Common Stock in the Escrow Fund held for the benefit of PureSpeech Shareholders.

                   (b) The Shareholders' Representatives shall not be liable for any action taken or not taken by them in connection with their obligations under this Agreement or the Escrow Agreement (i) with the consent of PureSpeech Shareholders who, as of the date of this Agreement, owned a majority in number of the PureSpeech Common Stock Equivalents or (ii) without such consent, but taken or not taken in the absence of gross negligence or wilful misconduct. If either Shareholders' Representative shall be unable or unwilling to serve in such capacity, his successor shall be named by those persons holding a majority of the PureSpeech Common Stock Equivalents outstanding immediately prior to the Effective Time, which successor shall serve and exercise the powers of Shareholders' Representative hereunder.

         2.7. Adjustment. If, between the date of this Agreement and the Closing Date or the Effective Date, as the case may be, (i) the outstanding shares of PureSpeech Capital Stock or VCS Common Stock shall have been changed into a different number of shares or a different class by reason of any classification,





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
recapitalization, split-up, combination, exchange of shares, or readjustment or a stock dividend thereon shall be declared with a record date within such period or (ii) PureSpeech shall have issued additional shares of PureSpeech Capital Stock (other than upon the exercise of stock options or warrants granted prior to the date hereof) or options or warrants to purchase the same, or securities convertible into the same, the number of shares of VCS Common Stock issued pursuant to the Merger shall be adjusted to accurately reflect such change (it being acknowledged that PureSpeech elsewhere herein covenants not to take any of the actions described in (i) or (ii) above).


                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF PURESPEECH

         PureSpeech represents and warrants to VCS that the statements contained in this Article 3 are true and correct in all material respects, except as set forth in the disclosure schedule delivered to VCS by PureSpeech on or before the date of this Agreement (the "PureSpeech Disclosure Schedule"). The PureSpeech Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered Sections contained in this Article 3 and the disclosures in any paragraph shall qualify only the corresponding Section in this Article 3.

         3.1. Organization and Good Standing of PureSpeech. PureSpeech is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts.

         3.2. PureSpeech Subsidiaries and Other Ownership Interests. PureSpeech has no material record or beneficial equity or ownership interest in any corporations, partnerships or other entities.

         3.3. Foreign Qualification. PureSpeech is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a material adverse effect on (a) the business, operations, assets or financial condition of PureSpeech or (b) the validity or enforceability of, or the ability of PureSpeech to perform its obligations under, this Agreement and the other documents contemplated hereby (a "PureSpeech Material Adverse Effect").

         3.4. Corporate Power and Authority. PureSpeech has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. PureSpeech has the corporate power and authority to execute and deliver this Agreement and the agreements, documents and instruments contemplated hereby and, subject to the approval of this Agreement and the Merger by its stockholders, to perform its obligations under this Agreement and the other documents executed or to be executed by PureSpeech in





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connection with this Agreement and to consummate the Merger. The execution, delivery and performance by PureSpeech of this Agreement and the other documents executed or to be executed by PureSpeech in connection with this Agreement have been duly authorized by all necessary corporate action.

         3.5. Binding Effect. This Agreement and the other documents executed or to be executed by PureSpeech in connection with this Agreement have been or will have been duly executed and delivered by PureSpeech and are or will be, when executed and delivered, the legal, valid and binding obligations of PureSpeech enforceable in accordance with their terms except that:

                   (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

                   (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

                   (c) rights to indemnification may be limited by considerations of public policy.

         3.6. Absence of Restrictions and Conflicts. Subject only to the approval of the adoption of this Agreement and the Merger by PureSpeech's stockholders, the execution, delivery and performance of this Agreement and the other documents executed or to be executed by PureSpeech in connection with this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Articles of Organization or Bylaws of PureSpeech, (ii) any "PureSpeech Material Contract" (as defined herein), (iii) any judgment, decree or order of any court or governmental authority or agency to which PureSpeech is a party or by which PureSpeech or any of its properties is bound, or (iv) any statute, law, regulation or rule applicable to PureSpeech. Except for compliance with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to PureSpeech is required in connection with the execution, delivery or performance of this Agreement by PureSpeech or the consummation of the transactions contemplated hereby and the ownership and operation by PureSpeech of its business and properties after the Effective Date in substantially the same manner as now owned and operated.





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         3.7.      Capitalization of PureSpeech.

                   (a) The authorized capital stock of PureSpeech consists of 6,000,000 shares of PureSpeech Common Stock and 1,500,000 shares of PureSpeech preferred stock, of which 825,000 shares have been designated as PureSpeech Series A Preferred. As of the date hereof, there were 3,613,641 shares of PureSpeech Common Stock and 819,466 shares of PureSpeech Series A Preferred issued and outstanding and 5,245,376 shares of PureSpeech Common Stock reserved for issuance upon the exercise of outstanding PureSpeech Options, the January 1998 Bridge Note and PureSpeech Bridge Warrants. A detailed listing of the outstanding PureSpeech Options and PureSpeech Bridge Warrants, including expiration dates and vesting information, is set forth on the PureSpeech Disclosure Schedule.

                   (b) All of the issued and outstanding shares of PureSpeech Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

                   (c) To PureSpeech's knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of PureSpeech.

                   (d) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating PureSpeech to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of PureSpeech.

         3.8. Financial Statements and Records of PureSpeech. PureSpeech has made available to VCS true, correct and complete copies of the balance sheets of PureSpeech as of December 31, 1996 and 1997, and the statements of income, stockholders' equity and cash flows for the fiscal years then ended, including the notes thereto, in each case examined by and accompanied by the report of Price Waterhouse LLP (the "PureSpeech Financial Statements"). The PureSpeech Financial Statements have been prepared from, and are in accordance with, the books and records of PureSpeech present fairly, in all material respects, the assets, liabilities and financial position of PureSpeech as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since December 31, 1997, there has been no change in accounting principles applicable to, or methods of accounting utilized by, PureSpeech, except as noted in the PureSpeech Financial Statements. The books and records of PureSpeech have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of PureSpeech set forth in PureSpeech Financial Statements.

         3.9. Absence of Certain Changes. Since December 31, 1997, PureSpeech has not, except as may result from the transactions contemplated by this Agreement:

                   (a) incurred any adverse change in its results of operations (including the loss of business of a material customer), except as reflected on the PureSpeech Financial Statements and except for such changes that would not have a PureSpeech Material Adverse Effect;

                   (b) suffered any damage or destruction to or loss of the assets of PureSpeech, whether or not covered by insurance, which property or assets are material to the operations or business of PureSpeech;

                   (c) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

                   (d) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business;

                   (e) written up, written down or written off the book value of any material amount of assets;

                   (f) declared, paid or set aside for payment any dividend or distribution with respect to PureSpeech's capital stock;

                   (g) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of PureSpeech's capital stock or securities (other than shares issued upon exercise of options and warrants granted prior to the date hereof) or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

                   (h) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements and as provided in Section 5.1 hereof;

                   (i) entered into any employment, consulting, compensation or collective bargaining agreement with any person or group;

                   (j) entered into, adopted or amended any employee benefit plan;

                   (k) entered into any transaction other than in the ordinary course of business; or

                   (l) entered into any agreement to do any of the foregoing.

         3.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of PureSpeech of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued or reserved against in the PureSpeech Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since December 31, 1997.

         3.11. Tax Returns; Taxes. PureSpeech has duly filed all material federal, state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are true and correct in all material respects; has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by PureSpeech with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against PureSpeech, nor has PureSpeech received notice of any such deficiency, delinquency or default. PureSpeech has no material tax liabilities other than those reflected on the PureSpeech Financial Statements and those arising in the ordinary course of business since December 31, 1997. PureSpeech will make available to VCS true, complete and correct copies of PureSpeech's federal tax returns since January 1, 1995 and make available such other tax returns requested by VCS.

         3.12. Material Contracts. The PureSpeech Disclosure Schedule sets forth, and PureSpeech will furnish or make available accurate and complete copies of, the PureSpeech Material Contracts (as defined herein) applicable to PureSpeech to VCS. All of the PureSpeech Material Contracts are valid, binding and enforceable on PureSpeech. There is not under any of the PureSpeech Material Contracts any existing breach, default or event of default by PureSpeech nor event that with notice or lapse of time or both would constitute a breach, default or event of default by PureSpeech nor does PureSpeech know of, and PureSpeech has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a PureSpeech Material Adverse Effect. As used herein, the term "PureSpeech Material Contracts" shall mean any of the following categories of contracts and commitments (including summaries of oral contracts) to which PureSpeech is a party or bound:

                   (i) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality, invention and non-competition agreements;

                   (ii) leases, whether as lessor or lessee; loan agreements, mortgages, indentures, instruments of indebtedness or commitments in each case involving indebtedness for borrowed money or money loaned to others; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

                   (iii) contracts with third parties that involve aggregate payments by PureSpeech of more than $25,000 in any fiscal year;

                   (iv) contracts that authorize third parties to possess, copy, license, sublicense or otherwise use any patent, copyright, trade secret, software, technology or other intellectual property of PureSpeech;

                   (v) insurance policies material to the business of PureSpeech; and

                   (vi) other contracts that are material to the operations, business or financial condition of PureSpeech taken as a whole.

         3.13. Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, or any pending change in any environmental, zoning or building laws, regulations or ordinances against PureSpeech to which its business or assets are subject which would, severally or in the aggregate, have a PureSpeech Material Adverse Effect. To the knowledge of PureSpeech, there are no such proceedings threatened or contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against PureSpeech which would, severally or in the aggregate, have a PureSpeech Material Adverse Effect. PureSpeech is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of PureSpeech, any governmental restriction applicable to it which is reasonably likely (i) to have a PureSpeech Material Adverse Effect or (ii) to cause a material limitation on VCS' ability to operate the business of PureSpeech after the Closing.

         3.14. Compliance With Laws. PureSpeech has all material authorizations, approvals, licenses and orders to carry on its business as it is now being conducted, to own or hold under lease or license the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances which would not have a PureSpeech Material Adverse Effect. PureSpeech has been and is, to the knowledge of

PureSpeech, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part hereof are subject, except where the failure to so comply would have a PureSpeech Material Adverse Effect.

         3.15. Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of PureSpeech (collectively the "PureSpeech Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the PureSpeech Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither PureSpeech nor any of its directors, officers, employees or agents has, with respect to any PureSpeech Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any PureSpeech Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a PureSpeech Material Adverse Effect.

         3.16. Labor Relations. PureSpeech is in compliance in all material respects with all laws (including federal and state laws and the laws of another country or governmental entity thereof) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against PureSpeech pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of PureSpeech, threatened against or involving or affecting PureSpeech and no National Labor Relations Board representation question exists respecting its employees. No grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on PureSpeech.

         3.17. Intellectual Property. The patents, patent applications, patent licenses, trade names, trademarks, servicemarks and copyrights identified on the PureSpeech Disclosure Schedule constitute all such intellectual property rights owned by or licensed to PureSpeech which are material to its business (the "PureSpeech Intellectual Property"). All of the PureSpeech Intellectual Property is being used or held for use in connection with the business of PureSpeech, without any known conflict with the rights of others, except for such conflicts as do not have a PureSpeech Material Adverse Effect. PureSpeech has not received any notice from any other person pertaining to or challenging the right of PureSpeech to use any PureSpeech Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to PureSpeech, except with respect to rights the loss of which, individually or in the aggregate, would not have a PureSpeech Material Adverse Effect.

         3.18.     Properties.

                   (a) PureSpeech has good and marketable title, free and clear of all liens, claims or encumbrances (other than "Permitted Liens") to all of its material properties and assets whether tangible or intangible, real, personal or mixed. All buildings and all fixtures, equipment and other property and assets which are material to its business held under leases or subleases by PureSpeech are held under valid instruments enforceable in accordance with their respective terms. As used herein, the term "Permitted Liens" includes
         (i) liens for taxes, assessments or other governmental charges not yet due and payable; (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable; (iii) landlord liens contained in leases in the ordinary course of business; (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby; and (v) liens identified on the PureSpeech Financial Statements.

                   (b) At the Effective Date, none of the shareholders of PureSpeech nor any Affiliate of such shareholders will have any material interest in, or own, any material property or right used principally in the conduct of the business of PureSpeech. The term "Affiliate" shall mean any of the shareholders of PureSpeech, or any member of the immediate family of a natural person shareholder, or any corporation, partnership, trust or other entity in which any such shareholder or family member has a substantial interest or is a director, officer, partner or trustee.

                   (c) Substantially all of PureSpeech's equipment and properties has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         3.19. Environmental Matters. PureSpeech is in compliance in all material respects with all applicable federal, state, local and foreign laws relating to emissions, discharged and releases of hazardous materials into the environment and the generation, treatment, storage, transportation and disposal of hazardous waste, including without limitation, any applicable provisions of the Resource Conservation and Recovery Act of 1976 or the Comprehensive Environmental Response, Compensation and Liability Act of 1980. There are no conditions at, on, under or related to any real property owned or operated by PureSpeech which presently or potentially poses a significant hazard to human health or the environment, and there has been no production, use, treatment, storage, transportation or disposal by PureSpeech of any "Hazardous Substance" (as defined below) nor any release or threatened release by PureSpeech of any Hazardous Substance. As used herein, the term "Hazardous Substance" means any hazardous or toxic substance, material or waste which is regulated by any applicable federal, state or local authority.

         3.20. Warranty Claims. There are no existing or, to PureSpeech's knowledge, threatened claims against PureSpeech for services or products which are defective or for failure to meet and service products or warranties.

         3.21. Insurance. PureSpeech is presently insured, and during each of the past two years has been insured for reasonable amounts against such risks as companies engaged in similar business would, in accordance with good business practice, customarily be insured.

         3.22. Brokers and Finders. None of PureSpeech, or to PureSpeech's knowledge, any of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. Other than certain fees that may be paid to VCS' financial advisor as contemplated herein below, PureSpeech is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE 4.
             REPRESENTATIONS AND WARRANTIES OF VCS AND ACQUISITION

         Each of VCS and Acquisition, jointly and severally, represents and warrants to PureSpeech that the statements contained in this Article 4 are true and correct in all material respects.

         4.1. Organization and Good Standing. VCS is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts.

         4.2. Foreign Qualification. Each of VCS and Acquisition is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a material adverse effect on (a) the business, operations, prospects, assets or financial condition of VCS or (b) the validity or enforceability of, or the ability of VCS or Acquisition to perform its obligations under, this Agreement and the other documents contemplated hereby (a "VCS Material Adverse Effect").

         4.3. Corporate Power and Authority. Each of VCS and Acquisition has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets and to carry on its business as currently being conducted. Each of VCS and Acquisition has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement and the other documents executed or to be executed by each of them in connection with this Agreement and to consummate the Merger. The execution, delivery and performance by VCS and Acquisition of this Agreement and the other documents executed or to be executed by VCS and Acquisition in connection with this Agreement have been duly authorized by all necessary corporate action.

         4.4. Binding Effect. This Agreement and the other documents executed or to be executed by VCS and Acquisition in connection with this Agreement have been or will have been duly executed and delivered by VCS and Acquisition and are or will be, when executed and delivered, the legal, valid, and binding obligations of VCS and Acquisition, enforceable in accordance with their terms except that:

                   (a) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights;

                   (b) the availability of equitable remedies may be limited by equitable principles of general applicability; and

                   (c) rights to indemnification may be limited by considerations of public policy.

         4.5. Absence of Restrictions and Conflicts. The consummation of the Merger and the other transactions contemplated by this Agreement and the fulfillment of and compliance with the terms and conditions of this Agreement do not and will not, with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration of any obligation under, (i) any term or provision of the Certificate of Incorporation or Bylaws of VCS, (ii) any "VCS Material Contract" (as defined herein), (iii) any judgment, decree or order of any court or governmental authority or agency to which VCS is a party or by which VCS or any of its properties is bound, or
(iv) any statute, law, regulation or rule applicable to VCS. Except for compliance with the applicable requirements of the Securities Act, the Exchange Act and applicable state securities laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or public or regulatory unit, agency, body or authority with respect to VCS or is required in connection with the execution, delivery or performance of this Agreement by VCS or the consummation of the transactions contemplated hereby and the ownership and operation of PureSpeech by VCS after the Effective Date in substantially the same manner as now owned and operated.

         4.6.      Capitalization of VCS.

                   (a) The authorized capital stock of VCS consists of 20,000,000 shares of VCS Common Stock and 300,000 shares of preferred stock, $.01 par value. As of December 31, 1997, there were (i) 11,312,466 shares of Common Stock outstanding, (ii) no shares of preferred stock outstanding, and (iii) 3,026,052 shares reserved for issuance upon the exercise of outstanding options and warrants. All of the issued and outstanding shares of VCS Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

                   (b) All of the issued and outstanding shares of VCS Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

                   (c) To VCS' knowledge, there are no voting trusts, stockholder agreements or other voting arrangements by the stockholders of VCS.

                   (d) Except as set forth in subsection (a) above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating VCS to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of VCS.

         4.7. VCS SEC Reports. VCS has made available to PureSpeech (i) VCS' Annual Reports on Form 10-KSB or 10-K, including all exhibits filed thereto and items incorporated therein by reference, (ii) VCS' Quarterly Reports on Form 10-QSB or 10-Q, including all exhibits thereto and items incorporated therein by reference, (iii) proxy statements relating to VCS' meetings of stockholders and (iv) all other reports or registration statements exclusive of Form S-8 (as amended or supplemented prior to the date hereof), filed by VCS with the Securities and Exchange Commission ("SEC") since December 31, 1995, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "VCS SEC Reports"). As of their respective dates, the VCS SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since December 31, 1995, VCS has filed all material forms, reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the applicable rules and regulations thereunder.

         4.8. Financial Statements and Records of VCS. The VCS SEC Reports include the balance sheets of VCS as of December 31, 1996 and 1997, and the statements of income, stockholders' equity and cash flows for the fiscal year then ended, including the notes thereto, examined by and accompanied by the report of BDO Seidman, LLP (the "VCS Financial Statements"). The VCS Financial Statements have been prepared from, and are in accordance with, the books and records of VCS and present fairly, in all material respects, the assets, liabilities and financial position of VCS as of the dates thereof and the results of operations and changes in financial position thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except as noted therein. Since December 31, 1997, there has been no change in accounting principles applicable to, or methods of accounting utilized by, VCS, except as noted in the VCS Financial Statements. The books and records of VCS have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of VCS set forth in VCS Financial Statements.

         4.9. Absence of Certain Changes. Since December 31, 1997, VCS has not, except as may result from the transactions contemplated by this Agreement,
(i) incurred any adverse change in its results of operations (including the loss of business of a material customer), except as reflected on the VCS Financial Statements and except for such changes that would not have a VCS Material Adverse Effect; or (ii) suffered any damage or destruction to or loss of the assets of VCS, whether or not covered by insurance, which property or assets are material to the operations or business of VCS.

         4.10. No Material Undisclosed Liabilities. There are no liabilities or obligations of VCS of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations that are fully reflected, accrued or reserved against in the VCS Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since December 31, 1997.

         4.11. Material Contracts. All of the VCS Material Contracts are valid, binding and enforceable. There is not under any of the VCS Material Contracts any existing breach, default or event of default by VCS nor event that with notice or lapse of time or both would constitute a breach, default or event of default by VCS nor does VCS know of, and VCS has not received notice of, or made a claim with respect to, any breach or default by any other party thereto which would, severally or in the aggregate, have a VCS Material Adverse Effect. VCS will furnish or make available accurate and complete copies of the VCS Material Contracts to PureSpeech. As used herein, the term "VCS Material Contracts" shall mean all of contracts and agreements filed, or required to be filed, as exhibits to VCS' Annual Report on Form 10-KSB for the year ended December 31, 1997 and any contract or agreement entered into since December 31, 1997 which would be required to be filed as an exhibit to VCS' Annual Report on Form 10-KSB for the year ending December 31, 1997.

         4.12. Litigation and Government Claims. There is no pending suit, claim, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, or any pending change in any environmental, zoning or building laws, regulations or ordinances against VCS to which its business or assets are subject which would, severally or in the aggregate, reasonably be expected to result in a VCS Material Adverse Effect. To the knowledge of VCS, there are no such proceedings threatened or contemplated, or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against VCS which would, severally or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of VCS. VCS is not subject to any judgment, decree, injunction, rule or order of any court, or, to the knowledge of VCS, any governmental restriction applicable to VCS which is reasonably likely (i) to have a VCS Material Adverse Effect or
(ii) to cause a material limitation on VCS' ability to operate the business of PureSpeech after the Closing.

         4.13. Compliance With Laws. VCS has all material authorizations, approvals, licenses and orders to carry on its business as it is now being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the agreements to which it is a party, except for instances which would not have a VCS Material Adverse Effect. VCS has been and is, to the knowledge of VCS, in compliance with all applicable laws, regulations and administrative orders of any country, state or municipality or of any subdivision of any thereof to which its business and its employment of labor or its use or occupancy of properties or any part hereof are subject, the failure to obtain or the violation of which would have a VCS Material Adverse Effect.

         4.14. Employee Benefit Plans. Each employee benefit plan, as such term is defined in Section 3(3) of ERISA, of VCS (collectively the "VCS Employee Plans") complies in all material respects with all applicable requirements of ERISA and the Code and other applicable laws. None of the VCS Employee Plans is an employee pension benefit plan or a multiemployer plan, as such terms are defined in ERISA. Neither VCS nor any of its directors, officers, employees or agents has, with respect to any VCS Employee Plan, engaged in any "prohibited transaction," as such term is defined in the Code or ERISA, nor has any VCS Employee Plan engaged in such prohibited transaction which could result in any taxes or penalties or other prohibited transactions, which in the aggregate could have a VCS Material Adverse Effect.

         4.15. Labor Relations. VCS is in compliance in all material respects with all laws (including federal and state laws and the laws of another country or governmental entity thereof) respecting employment and employment practices, terms and conditions of employment, wages and hours, and is not engaged in any unfair labor or unlawful employment practice. There is no unlawful employment practice discrimination charge pending before the EEOC or EEOC recognized state "referral agency." There is no unfair labor practice charge or complaint against VCS pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of VCS, threatened against or involving or affecting VCS and no National Labor Relations

Board representation question exists respecting its employees. No grievances or arbitration proceeding is pending and no written claim therefor exists. There is no collective bargaining agreement that is binding on VCS.

         4.16. Intellectual Property. The patents, patent applications, patent licenses, trade names, trademarks, servicemarks and copyrights identified in VCS' Annual Report on Form 10-KSB for the year ended December 31, 1997 constitute all such intellectual property rights owned by or licensed to VCS which are material to its business (the "VCS Intellectual Property"). All of the VCS Intellectual Property is being used or held for use in connection with the business of VCS, without any known conflict with the rights of others, except for such conflicts as do not have a VCS Material Adverse Effect. VCS has not received any notice from any other person pertaining to or challenging the right of VCS to use any VCS Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to VCS, except with respect to rights the loss of which, individually or in the aggregate, would not have a VCS Material Adverse Effect.

         4.17.     Properties.

                   (a) VCS has good and marketable title, free and clear of all liens, claims or encumbrances (other than "Permitted Liens") to all of its material properties and assets whether tangible or intangible, real, personal or mixed. All buildings and all fixtures, equipment and other property and assets which are material to its business held under leases or subleases by VCS are held under valid instruments enforceable in accordance with their respective terms. As used herein, the term "Permitted Liens" includes (i) liens for taxes, assessments or other governmental charges not yet due and payable;
         (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable; (iii) landlord liens contained in leases in the ordinary course of business;
         (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby; and (v) liens identified on the VCS Financial Statements.

                   (b) At the Effective Date, except as set forth in the VCS SEC Reports, none of the shareholders of VCS nor any Affiliate of such shareholders will have any material interest in, or own, any material property or right used principally in the conduct of the business of VCS. The term "Affiliate" shall mean any of the shareholders of VCS, or any member of the immediate family of a natural person shareholder, or any corporation, partnership, trust or other entity in which any such shareholder or family member has a substantial interest or is a director, officer, partner or trustee.

                   (c) Substantially all of VCS' equipment and properties has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted.

         4.18. Brokers and Finders. None of VCS, or, to VCS' knowledge, any of its officers, directors and employees has employed any broker, finder or investment bank or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated hereby. VCS is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.


                                   ARTICLE 5.
                        CERTAIN COVENANTS AND AGREEMENTS

         5.1. Conduct of Business by PureSpeech. From the date hereof to the Effective Date, PureSpeech will except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in PureSpeech's Disclosure Schedule or consented to in writing by VCS:

                   (a) Carry on its business in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 5.1;

                   (b) Neither change nor amend its Articles of Organization or Bylaws;

                   (c) Other than pursuant to the exercise of the Options, Warrants and/or conversion of Bridge Notes, if any, outstanding on the date hereof or pursuant to the conversion of bridge loans as described in Schedule 5.1, not issue, sell or grant options, warrants or rights to purchase or subscribe to, or enter into any arrangement or contract with respect to the issuance or sale of capital stock of PureSpeech or rights or obligations convertible into or exchangeable for any shares of the capital stock of PureSpeech and not alter the terms of any presently outstanding options or warrants (or plans pursuant to which they were granted) or make any changes (by split-up, combination, reorganization or otherwise) in the capital structure of PureSpeech;

                   (d) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of PureSpeech and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of PureSpeech or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of PureSpeech or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing;

                   (e) Not acquire or enter into any agreement to acquire, by merger, consolidation or purchase of stock or assets, any business or entity;

                   (f) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of PureSpeech, to keep the officers and employees of PureSpeech available to PureSpeech and to preserve the relationships of PureSpeech with suppliers, customers and others having business relations with any of them, except for such instances which would not have a material adverse effect on the business, operations and financial condition of PureSpeech;

                   (g) Not (i) create, incur or assume any long-term debt (including obligations in respect of capital leases which individually involve annual payments in excess of $10,000) or, create, incur or assume any short-term debt for borrowed money, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person,
         (iii) make any loans or advances to any other person except in the ordinary course of business and consistent with past practice, (iv) make any capital contributions to, or investments in, any person or
         (v) make any capital expenditure or cash commitment in excess of $5,000; or

                   (h) Not (i) enter into, modify or extend in any manner the terms of any employment, severance or similar agreements with officers and directors, (ii) grant any increase in the compensation of officers or directors, whether now or hereafter payable, or (iii) grant any increase in the compensation of any other employees except for compensation increases in the ordinary course of business and consistent with past practice.

         In connection with the continued operation of the business of PureSpeech between the date of this Agreement and the Effective Date, PureSpeech shall confer in good faith and on a regular and frequent basis with one or more representatives of VCS designated in writing to report operational matters of materiality and the general status of ongoing operations. In addition, PureSpeech will allow VCS' employees or agents to be present at PureSpeech's business locations to observe the business and operations of PureSpeech. PureSpeech acknowledges that VCS does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall VCS be responsible for any decisions made by PureSpeech's officers and directors with respect to matters which are the subject of such consultation.

         5.2. Conduct of Business by VCS. From the date hereof to the Effective Date, VCS will, except as required in connection with the Merger and the other transactions contemplated by this Agreement and except as otherwise disclosed in VCS' Disclosure Schedule or consented to in writing by PureSpeech:

                   (a) Carry on its businesses in the ordinary and regular course in substantially the same manner as heretofore conducted and not engage in any new line of business or enter into any agreement, transaction or activity or make any commitment except in the ordinary and regular course of business and not otherwise prohibited under this
         Section 5.2;

                   (b) Neither change nor amend its Certificate or Articles of Incorporation or Bylaws;

                   (c) Not declare, pay or set aside for payment any dividend or other distribution in respect of the capital stock or other equity securities of VCS and not redeem, purchase or otherwise acquire any shares of the capital stock or other securities of VCS, or rights or obligations convertible into or exchangeable for any shares of the capital stock or other securities of VCS or obligations convertible into such, or any options, warrants or other rights to purchase or subscribe to any of the foregoing; or

                   (d) Use its reasonable efforts to preserve intact the corporate existence, goodwill and business organization of VCS, to keep the officers and employees of VCS available to VCS and to preserve the relationships of VCS with suppliers, customers and others having business relations with any of them, except for such instances which would not have a material adverse effect on the business, operations and financial condition of VCS.

         In connection with the continued operation of the business of VCS between the date of this Agreement and the Effective Date, VCS shall confer in good faith and on a regular and frequent basis with one or more representatives of PureSpeech designated in writing to report operational matters of materiality and the general status of ongoing operations. VCS acknowledges that PureSpeech does not and will not waive any rights it may have under this Agreement as a result of such consultations nor shall PureSpeech be responsible for any decisions made by VCS' officers and directors with respect to matters which are the subject of such consultation.

         5.3. Notice of any Material Change. Each of PureSpeech and VCS shall, promptly after the first notice or occurrence thereof but not later than the Closing Date, advise the other in writing of any event or the existence of any state of facts that would (i) make any of its representations and warranties in this Agreement untrue in any material respect, or (ii) otherwise constitute a PureSpeech Material Adverse Effect or VCS Material Adverse Effect, as the case may be.

         5.4. Inspection and Access to Information.

                   (a) Between the date of this Agreement and the Effective Date, each party hereto will provide each other party and its accountants, counsel and other authorized representatives full access, during reasonable business hours and under reasonable circumstances to any and all of its premises, properties, contracts, commitments, books, records and other information (including tax returns filed and those in preparation) and will cause their respective officers to furnish to the other party and its authorized representatives any and all financial, technical and operating data and other information pertaining to its business, as each other party shall from time to time request.

                   (b) Each of the parties hereto and their respective representatives shall maintain the confidentiality of all information (other than information which is generally available to the public) concerning the other parties hereto acquired pursuant to the transactions contemplated hereby in the event that the Merger is not consummated. Each of the parties hereto and their representatives shall not use such information so obtained to the detriment or competitive disadvantage of the other party hereto. All files, records, documents, information, data and similar items relating to the confidential information of PureSpeech, whether prepared by VCS or otherwise coming into VCS' possession, shall remain the exclusive property of PureSpeech and shall be promptly delivered to PureSpeech upon termination of this Agreement. All files, records, documents, information, data and similar items relating to the confidential information of VCS, whether prepared by PureSpeech or otherwise coming into PureSpeech's possession, shall remain the exclusive property of VCS and shall be promptly delivered to VCS upon termination of this Agreement.

         5.5. Delivery of Interim Financial Statements. On or before the 20th day of each calendar month following the date of this Agreement, PureSpeech shall deliver to VCS unaudited financial statements as of the end of the previous month and for the year to date.

         5.6.      Registration Statement.

                   (a) Upon the demand after the Closing of holders of at least 500,000 of the VCS Merger Shares, VCS shall prepare and file with the SEC a Registration Statement on Form S-3 or Form S-2 or S-1 to the extent VCS is not eligible to register shares on Form S-3 (the "S-3 Registration Statement") registering all of the VCS Merger Shares issued pursuant to the Merger other than those covered by the S-8 registration statement described in Section 2.4 (the "Registrable Securities") for resale to the public. VCS will as expeditiously as possible:

                            (i)   use its best efforts to cause such S-3
                   Registration Statement to become effective and remain effective so that the Registrable Securities may be offered and sold on a continuous or delayed basis in accordance with Rule 415 under the Securities Act until the earlier of (X) two years after the Closing Date or (Y) such time as all of the Registrable Securities have been sold by the holders of the Registrable Securities (the "Holders") or could have been sold under Rule 144(K) promulgated under the Securities Act;

                            (ii) prepare and file with the SEC such amendments and post-effective amendments to the S-3 Registration Statement, and such supplements to the prospectus forming a part thereof (the "Prospectus"), as may be requested by the Holders, or as may be required by the Securities Act or rules and regulations thereunder to keep the S-3 Registration Statement effective until the date referenced in the preceding subparagraph;

                            (iii) deliver to the Holders, without charge, as
                   many copies of each Prospectus as the Holders may reasonably request (VCS hereby consenting to the use of each such Prospectus by the Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus) and a reasonable number of copies of the then-effective S-3 Registration Statement and any post-effective amendments thereto and any supplements to the Prospectus, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

                            (iv) register or qualify or cooperate with the Holders and their counsel in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions as the Holders may reasonably designate in writing and do anything else necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by the S-3 Registration Statement; provided that VCS shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

                            (v) cause all such Registrable Shares to be listed on the NMS or such other securities exchange or automated quotation system on which shares of VCS Common Stock are then listed;

                            (vi) advise each Holder, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such S-3 Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                            (vii) notify the Holders at any time when a
                   Prospectus relating to such S-3 Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such S-3 Registration Statement, as then in effect, includes an untrue statement of a material fact or an omission to state a material fact required to be stated in a registration statement or prospectus or necessary to make the statements in a registration statement or prospectus not misleading (hereafter, a "Misstatement"), and then promptly to correct such Misstatement.

                   (b) Based upon the written opinion of VCS's securities law counsel, VCS may, by written notice to the Holders, for a period not to exceed 30 days, suspend the S-3 Registration Statement and require that the Holders cease sales of the Registrable Securities thereunder, if (i) VCS is engaged in negotiations or preparations for any transaction that VCS desires to keep confidential for valid business reasons, and (ii) VCS determines in good faith that the public disclosure requirements imposed on VCS as a result of the S-3 Registration Statement would require public disclosure of such negotiations or preparations; provided, however, that VCS may not exercise this right on more than one occasion during any six month period.

                   (c) VCS agrees to indemnify, to the extent permitted by law, the Holders of Registrable Shares, its officers and directors and each person who controls such Holders (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any S-3 Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to VCS by such Holders expressly for use therein or by such Holders's failure to deliver a copy of the S-3 Registration Statement or prospectus or any amendments or supplements thereto after VCS has furnished such Holders with a sufficient number of copies of the same. Any person entitled to indemnification herein will (i) be required to give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and will survive the transfer of securities. VCS also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event VCS's indemnification is unavailable for any reason.

                   (d) VCS shall bear all expenses of the S-3 Registration Statement, which shall include, without limitation, all registration and filing fees and the reasonable fees and disbursements of counsel and accountants for VCS; but which shall not include any selling commissions or underwriting discounts or stock transfer taxes for the Holders or their brokers or underwriters or of any counsel or accountants retained by the Holders.

         5.7. PureSpeech Stockholders' Meeting. PureSpeech shall obtain the approval of its stockholders of the transactions contemplated hereby either by obtaining written consent of its stockholders or by calling a meeting to be held as soon as practicable after the date hereof for the purpose of voting upon matters relating to this Agreement. PureSpeech will use its reasonable efforts to hold any such stockholders' meeting as promptly as practicable and will, through its Board of Directors, recommend to its stockholders approval of the Merger and this Agreement at any such stockholders' meeting.

         5.8. Listing Application. VCS will file a listing application with the NMS to approve for listing, subject to official notice of issuance, the shares of VCS Common Stock to be issued in the Merger. VCS shall use its reasonable efforts to cause the shares of VCS Common Stock to be issued in the Merger to be approved for listing on the NMS, subject to official notice of issuance, prior to the Effective Date.

         5.9.      Affiliates.    No later than two business days prior to the
Closing, PureSpeech will deliver to VCS a letter identifying all persons who are, at the time the Merger is submitted to a vote to the stockholders of PureSpeech, "affiliates" of PureSpeech for purposes of Rule 145 under the Securities Act. PureSpeech shall use its reasonable efforts to cause each person who is identified as an "affiliate" in such letter to deliver to VCS on or prior to the Effective Date a written statement, in form satisfactory to VCS and PureSpeech, that such person will not offer to sell, transfer or otherwise dispose of any of the shares of VCS Common Stock issued to such person pursuant to the Merger, except in accordance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

         5.10. Reasonable Efforts; Further Assurances; Corporation. Subject to the other provisions of this Agreement, the parties hereby shall each use their reasonable efforts to perform their obligations herein and to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all regulatory approvals and satisfy all conditions to the obligations of the parties under this Agreement and to cause the Merger and the other transactions contemplated herein to be carried out promptly in accordance with the terms hereof and shall cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including without limitation:

                   (a) In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated hereby or seeks damages in connection therewith, the parties agree to cooperate and use all reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use all reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

                   (b) Each party shall give prompt written notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of PureSpeech or VCS, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date or that will or may result in the failure to satisfy any of the conditions specified in
         Article 6 and (ii) any failure of PureSpeech or VCS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

                   (c) PureSpeech has obtained (and will promptly deliver copies to VCS) agreements from Benjamin Chigier and Highland Capital Partners II Limited Partnership, (i) to execute any consent of stockholders of PureSpeech to approve the transactions hereby, (ii) if stockholders' meeting is not held or such consent is not otherwise executed by them, not to perfect appraisal rights with respect to the Merger (to the extent applicable) and to vote all shares of PureSpeech Capital Stock beneficially owned by such person in favor of the approval of this Agreement and the Merger (which agreements shall contain a proxy in favor of VCS with respect to the shares of PureSpeech Capital Stock beneficially owned by such persons), and (iii) to acknowledge the termination, effective as of the Effective Date, of all covenants relating to the ownership of the PureSpeech Series A Preferred.

         5.11. Public Announcements. The timing and content of all announcements regarding any aspect of this Agreement or the Merger to the financial community, government agencies, employees or the general public shall be mutually agreed upon in advance (unless VCS or PureSpeech is advised by counsel that any such announcement or other disclosure not mutually agreed upon in advance is required to be made by law or applicable stock exchange rule and then only after making a reasonable attempt to comply with the provisions of this Section).

         5.12. No Solicitations. From the date hereof until the Effective Date or until this Agreement is terminated or abandoned as provided in this Agreement, PureSpeech shall not directly or indirectly (i) solicit or initiate discussion with or (ii) enter into negotiations or agreements with, or furnish any information that is not publicly available to, any corporation, partnership, person or other entity or group (other than VCS) concerning any proposal for a merger, sale of substantial assets, sale of shares of stock or securities or other takeover or business combination transaction (the "Acquisition Proposal") involving PureSpeech, and PureSpeech will instruct its officers, directors, advisors and its financial and legal representatives and consultants not to take any action contrary to the foregoing provisions of this sentence. PureSpeech will notify VCS promptly in writing if PureSpeech becomes aware that any inquiries or proposals are received by, any information is requested from or any negotiations or discussions are sought to be initiated with, PureSpeech with respect to an Acquisition Proposal, and PureSpeech shall promptly deliver to VCS any written inquiries or proposals received by PureSpeech relating to an Acquisition Proposal.

         5.13 Amendment of PureSpeech Disclosure Schedule. From time to time between the date hereof and the Closing Date, PureSpeech may revise the PureSpeech Disclosure Schedule. VCS shall have 24 hours upon its receipt of such revised schedule to accept or reject such revisions. The parties will use their best efforts to resolve any conflicts.


                                   ARTICLE 6.
               CONDITIONS PRECEDENT TO OBLIGATIONS OF PURESPEECH

         Except as may be waived by PureSpeech, the obligations of PureSpeech to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction on or before the Closing Date of each of the following conditions:

         6.1. Compliance. VCS shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by VCS on or before the Closing Date.

         6.2. Representations and Warranties. All of the representations and warranties made by VCS in this Agreement and in all certificates and other documents delivered by VCS to PureSpeech pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         6.3. NMS Listing. The VCS Common Stock issuable pursuant to the Merger or upon exercise of the Options shall have been authorized for listing on the NMS.

         6.4. Certificates. PureSpeech shall have received a certificate or certificates, executed on behalf of VCS by an executive officer of VCS, to the effect that the conditions contained in Sections 6.1 and 6.2 hereof have been satisfied.

         6.5. PureSpeech Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of each of PureSpeech Series A Preferred and PureSpeech Common Stock, voting separately as a class.

         6.6. Consents; Litigation. Other than the filing of Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental entity, and all required third-party consents, the failure to obtain which would have a material adverse effect on VCS, shall have been filed, occurred or been obtained. VCS shall have received all state securities or Blue Sky permits and other authorizations necessary to issue VCS Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

         6.8 Payment of Management Bonuses. VCS hereby agrees to deliver checks at the Closing in order to pay the Management Bonuses totaling an aggregate of $1,370,000.

         6.9 Discharge of Imperial Bank Indebtedness. VCS hereby agrees to discharge the indebtedness to Imperial Bank in cash, at the time of Closing or at such other time as VCS and Imperial Bank might agree.

                                   ARTICLE 7.
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF VCS

         Except as may be waived by VCS, the obligations of VCS to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

         7.1. Compliance. PureSpeech shall have, or shall have caused to be, satisfied or complied with and performed in all material respects all terms, covenants and conditions of this Agreement to be complied with or performed by it on or before the Closing Date.

         7.2. Representations and Warranties. All of the representations and warranties made by PureSpeech in this Agreement and in all certificates and other documents delivered by PureSpeech pursuant hereto or in connection with the transactions contemplated hereby, shall have been true and correct in all material respects as of the date hereof after giving effect to the delivery of PureSpeech's Disclosure Schedule, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

         7.3. Certificates. VCS shall have received a certificate or certificates, executed on behalf of PureSpeech by an executive officer of PureSpeech, to the effect that the conditions in Sections 7.1 and 7.2 hereof have been satisfied.

         7.4. Dissenters' Rights. To the extent appraisal rights are available to PureSpeech's stockholders in connection with the Merger, no more than 10% of the outstanding shares of PureSpeech Capital Stock shall qualify as Dissenting Shares.

         7.5. PureSpeech Stockholder Approval. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of each of PureSpeech Series A Preferred and PureSpeech Common Stock, voting separately as a class.

         7.6. Consents; Litigation. Other than the filing of Articles of Merger as described in Article 1, all authorizations, consents, orders or approvals of, or declarations or filings with, any governmental entity, and all required third-party consents, the failure to obtain which would have a material adverse effect on VCS, shall have been filed, occurred or been obtained. VCS shall have received all state securities or Blue Sky permits and other authorizations necessary to issue VCS Common Stock pursuant to the Merger and the other terms of this Agreement. In addition, no action, suit or proceeding shall have been instituted before any court or other governmental entity to restrain, modify, enjoin or prohibit the carrying out of the transactions contemplated hereby.

         7.7. Corporate Law Opinion. VCS shall have received the opinion of Hutchins, Wheeler & Dittmar, dated the Closing Date, with respect to the enforceability of this Agreement and the validity of the shares of capital stock of PureSpeech.

         7.8 Subscription Agreement. Pursuant to a Subscription Agreement in substantially the form of Exhibit B hereto, each of the holders of PureSpeech Common Stock Equivalents shall have acknowledged receipt of the SEC Reports described in Section 4.7 from VCS and the opportunity to ask questions of and receive answers from representatives of the management of VCS concerning an investment in VCS Common Stock, and shall have acknowledged and agreed that the shares of VCS Common Stock to be received by virtue of the Merger are being acquired for investment purposes and not with a view to the distribution or resale thereof in violation of the Securities Act and cannot be resold unless they are registered under the Securities Act and applicable state securities laws or an exemption from registration is available therefor.

         7.9 Bridge Notes and Bridge Warrants. PureSpeech and the holders of the January 1998 Bridge Note will amend and restate such notes, in form satisfactory to VCS, to provide that at the Effective Date such notes will be converted into shares of VCS Common Stock in accordance with the provisions of
Section 2.1 hereof. In addition, PureSpeech and the holders of 80% of the outstanding principal amounts of the May 1997 and March 1998 Bridge Notes will amend and restate such notes satisfactory to VCS, to provide that at the Merger such notes will only be convertible into shares of VCS Common Stock in accordance with the provisions of Section 2.4(e). The holders of PureSpeech Bridge Warrants will have executed an acknowledgment, in form satisfactory to VCS, that such securities, on and after the Closing Date, shall be exercisable for shares of VCS Common Stock in accordance with the provisions of Section 2.4.

         7.10 Covenants of Imperial Bank. PureSpeech and Imperial Bank will have executed an agreement, in form satisfactory to VCS, to the extent that any and all covenants or agreements of PureSpeech to Imperial Bank will terminate as of the extinguishment of such indebtedness and that Imperial Bank consents to the transactions contemplated hereby.

                                   ARTICLE 8.
                                INDEMNIFICATION

         8.1. Indemnification of PureSpeech Managers. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any of the present or former officers or directors (the "Managers") of PureSpeech is, or is threatened to be, made a party by reason of the fact that he or she is or was a stockholder, director, officer, employee or agent of PureSpeech, or is or was serving at the request of PureSpeech as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether before or after the Effective Date, PureSpeech shall indemnify and hold harmless, and from and after the Effective Date, VCS shall indemnify and hold harmless, as and to the full extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with any such claim, action, suit, proceeding or investigation, and in the event of any such claim, action, suit proceeding or investigation (whether arising before or after the Effective Date), (i) if PureSpeech (prior to the Effective Date) or VCS (after the Effective Date) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and PureSpeech, and VCS after the Effective Date, shall pay all fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and
(ii) PureSpeech, and VCS after the Effective Date, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither PureSpeech nor VCS shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); and provided further that VCS shall have no obligation under the foregoing provisions of this Article 8 to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, (x) that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law, and (y) that PureSpeech has breached a representation or warranty hereunder with respect to the same matters for which indemnification is being sought by such Manager and such Manager fails to prove that such Manager had no actual knowledge of such breach at the Effective Date. Upon the finality of any such determination that VCS is not liable for any such indemnification claims, the Manager will reimburse VCS for any fees, expenses and costs incurred by VCS in connection with the defense of such claims. Any Manager wishing to claim indemnification under this Article 8, upon learning of any such claim, action, suit, proceeding or investigation, shall notify PureSpeech and, after the Effective Date, VCS, thereof (provided that the failure to give such notice shall not affect any obligations hereunder, except to the extent that the indemnifying party is actually and materially prejudiced thereby). VCS agrees that all rights to indemnification existing in favor of the Managers as provided in PureSpeech's Articles of Organization or Bylaws as in effect as of the date hereof, and in any agreement between PureSpeech and any Manager with respect to matters occurring prior to the Effective Date shall survive the Merger. VCS further covenants not to amend or repeal any provisions of the Articles of Organization or Bylaws of PureSpeech in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Article 8 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his or her heirs and representatives and shall survive the Closing for a period of six years from the Effective Date.

         8.2. Indemnification of VCS. PureSpeech shall indemnify and hold VCS harmless from, against, for and in respect of any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by VCS because of the breach of any written representation, warranty, agreement or covenant of PureSpeech contained in this Agreement, and all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by VCS in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2. VCS's sole recourse with respect to the satisfaction of this indemnification obligation of PureSpeech shall be limited to claims which may be made by VCS under the Escrow Agreement, and no stockholder of PureSpeech shall have any personal liability in connection with such indemnification obligation. VCS shall have the right to make a claim against PureSpeech under the Escrow Agreement for breaches of representations or warranties or other matters set forth in this Section 8.2 for a period of one year only from the date of Closing. The representations and warranties shall survive for this purpose for one year from the date of Closing. VCS may not make any claims under the Escrow Agreement unless and until the cumulative amount of such claims exceeds a deductible of $25,000.


                                   ARTICLE 9.
                                 MISCELLANEOUS

         9.1. Termination. In addition to the provisions regarding termination set forth elsewhere herein, this Agreement and the transactions contemplated hereby may be terminated at any time on or before the Closing
Date:

                   (a)      by mutual consent of PureSpeech and VCS;

                   (b)      by VCS if there has been a material
         misrepresentation or breach of warranty in the representations and warranties of PureSpeech set forth herein or a failure to perform in any material respect a covenant on the part of PureSpeech with respect to its representations, warranties and covenants set forth in this Agreement;

                   (c) by PureSpeech if there has been a material misrepresentation or breach of warranty in the representations and warranties of VCS set forth herein or a failure to perform in any material respect a covenant on the part of VCS with respect to its representations, warranties and covenants set forth in this Agreement;

                   (d) by either VCS or PureSpeech if the transactions contemplated by this Agreement have not been consummated by May 31, 1998, unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants, agreements, and conditions hereof to be performed or observed by it at or before the Closing Date;

                   (e) by either VCS or PureSpeech if the Determination Price is $3.50 or less; or

                   (f) by either PureSpeech or VCS if the transactions contemplated hereby violate any nonappealable final order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

         9.2. Expenses. If the transactions contemplated by this Agreement are not consummated, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that if the transactions contemplated by this Agreement are consummated, PureSpeech shall pay its expenses incurred in connection with this Agreement and the transactions contemplated hereby.

         9.3. Entire Agreement. This Agreement and the schedules hereto contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto. The obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this section.

         9.4. Survival of Representations and Warranties and Covenants. Except as provided in Section 8.2, the representations and warranties of each party contained herein or in any exhibit, certificate, document or instrument delivered pursuant to this Agreement shall not survive the Closing, and the covenants and agreements of the parties (other than those contained in Section
5.6 and Article 8) shall not survive the Closing.

         9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         9.6. Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing to the address or facsimile number (as applicable) set forth below and shall be either
(i) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (ii) transmitted by hand delivery, (iii) sent by nationally recognized overnight courier or (iv) sent by facsimile transmission (with confirming copy by regular mail):

                           (i)      If to VCS or Acquisition:

                                    14140 Midway Road, Suite 100
                                    Dallas, Texas 75244
                                    Attention: President
                                    Facsimile: 972-726-1211

                           (ii)     If to PureSpeech:

                                    100 Cambridge Park Drive
                                    Cambridge, Massachusetts 02140
                                    Attention: President
                                    Facsimile: 617- 441-0001


Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

         9.7. Successors; Assignments. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any of the parties hereto without the prior written consent of the other.

         9.8. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware (except the choice of law rules thereof).

         9.9. Waiver and Other Action. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

         9.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

         9.11. No Third Party Beneficiaries. Section 5.6 is intended for the benefit of each "Holder" (as defined therein) and may be enforced by such persons. Section 8.1 is intended for the benefit of each "Manager" (as defined therein) and may be enforced by such persons. Other than as expressly set forth in this Section 9.11, nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement or result in such person, firm or corporation being deemed a third party beneficiary of this Agreement.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        PURESPEECH, INC.



                                        By: /s/ Richard Lane
                                           -------------------------
                                            Richard Lane
                                            President

                                        VOICE CONTROL SYSTEMS, INC.



                                        By: /s/ Peter J. Foster
                                           -------------------------
                                            Peter J. Foster
                                            President


                                        PURE ACQUISITION INC.



                                        By: /s/ Peter J. Foster
                                           -------------------------
                                            Peter J. Foster
                                            President

                                                                       EXHIBIT A

                         POST-CLOSING ESCROW AGREEMENT

         THIS POST-CLOSING ESCROW AGREEMENT, dated as of ____________, 1998 ("Agreement"), is by and among Voice Control Systems, Inc. ("VCS"), [Benjamin Chigier and Highland Capital Partners], as attorneys-in-fact ("Shareholder Representatives"), and Hutchins, Wheeler & Dittmar ("Escrow Agent").

                              W I T N E S S E T H:

         WHEREAS, VCS and PureSpeech, Inc. ("PureSpeech") are parties to that certain Agreement and Plan of Merger, dated as of March _____, 1998 (the "Merger Agreement") (capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement); and

         WHEREAS, PureSpeech agreed in the Merger Agreement that its indemnification obligations shall be secured in the manner set forth in this Agreement; and

         WHEREAS, pursuant to the Merger agreement, PureSpeech has instructed that VCS deposit _________ VCS Merger Shares (the "Escrow Shares") on the Closing Date in an escrow account with the Escrow Agent; and

         WHEREAS, the Shareholder Representatives are acting on behalf of those persons constituting the stockholders of PureSpeech immediately prior to the Closing Date as to the matters set forth herein;

         In consideration of the mutual covenants and agreements contained herein and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

         1. Appointment of Escrow Agent and Deposit of Escrow Shares. VCS and the Shareholder Representatives hereby appoint and designate the Escrow Agent as the Escrow Agent hereunder, and the Escrow Agent hereby accepts such appointment and agrees to serve hereunder for the purposes and on the terms set forth herein. Concurrently with the Closing, the parties shall deposit with the Escrow Agent the Escrow Shares. The Escrow Agent shall receive, hold and deliver the Escrow Shares, as provided for herein. It is understood and agreed that Hutchins, Wheeler & Dittmar has represented PureSpeech in the past and may continue to represent the Shareholder Representative and former PureSpeech stockholders, option holders, and warrant holders in connection with any claims made against the Escrow Fund.

         2.      Disbursement of the Escrow Shares.

         (a) Unless and to the extent that subparagraph (b) below shall apply, the Escrow Agent shall hold the Escrow Shares (which term includes the shares or any proceeds from the sale of escrow shares) until the first anniversary of the Closing Date and shall thereafter deliver all Escrow Shares held by the Escrow Agent on such first anniversary date to the Shareholder Representatives for further distribution to the former PureSpeech shareholders.

         (b) If, at any time prior to the first anniversary of the Closing Date (subject to the last sentence of this subparagraph), VCS has given the Escrow Agent a notice (the "VCS Notice") that it is entitled to receive Escrow Shares as a result of the indemnification obligations of PureSpeech arising under the Merger Agreement or as a result of subparagraph (b) above, VCS shall give a copy of the VCS Notice to the Shareholder Representatives. The Shareholder Representatives may direct the Escrow Agent to sell any or all of the Escrow Shares in their sole discretion, the proceeds of which shall remain subject to escrow as though Escrow Shares. If the Escrow Agent does not receive a written objection from the Shareholder Representatives to the VCS Notice prior to the 30th day following the date the VCS Notice is deemed delivered to the Shareholder Representatives, the Escrow Agent shall at its option either disburse to VCS the number of Escrow Shares described in the VCS Notice and deliver the proceeds to VCS. If the Escrow Agent timely receives a copy of a written objection from the Shareholder Representatives to the VCS Notice, then the claim set forth in the VCS Notice shall remain outstanding until (x) the Shareholders' Representative and VCS jointly instruct the Escrow Agent, in writing, as to the disposition of all or any portion of the Escrow Shares or (y) there is a "Final Determination" with respect to the dispute and a copy of the court order or settlement agreement relating thereto has been delivered to the Escrow Agent. For purposes of this Agreement, the term "Final Determination" shall mean the final decision of any court of competent jurisdiction from which no appeal may be taken because of lapse of time or otherwise or the execution of an agreement signed by VCS and the Shareholders' Representative resolving the claim and/or the amount of claimed damages. It is further agreed that the Shareholder Representatives may use up to 5% of the escrow fund to defend and settle claims; and at the expiration of the escrow period, to be paid from the escrow fund, any and all expenses or other amounts paid by them, or owed in connection with the Escrow or the Merger on behalf of the former PureSpeech Shareholders, the balance of the escrow fund then to be distributed in accordance with Section 2(a).

         3. Escrow Agent Duties. Without in any way limiting any other provision of this Agreement, it is expressly understood and agreed that the Escrow Agent shall be under no duty or obligation to give any notice, or to do or to omit the doing of any action with respect to the Escrow Shares. The Escrow Agent shall not be liable for any error in judgment or any act or steps taken or permitted to be taken or for any mistake of law or fact, or for anything it may do or refrain from doing in connection herewith, except for its own willful misconduct or gross negligence. The Escrow Agent shall not be required in any way to determine the validity or sufficiency, whether in form or substance, of any instrument, document, certificate, statement or notice referred to in this Agreement or contemplated hereby, or the identity or authority of the persons executing the same, and it shall be sufficient if any writing purporting to be such instrument, document, certificate, statement or notice is delivered to the Escrow Agent and purports to be correct in form and signed or otherwise executed by the party or parties required to sign or execute the same under this Agreement.

         4. Right of Interpleader. Should any controversy arise between or among VCS and the Shareholder Representatives, or any other person, firm or entity, with respect to this Agreement or the Escrow Shares, or the Escrow Agent should be in doubt as to what action to take, the Escrow Agent shall have the right to (i) withhold delivery of the Escrow Shares until the controversy is resolved, the conflicting demands are withdrawn or the doubt is resolved, or
(ii) institute a bill of interpleader in a court of applicable jurisdiction to determine the rights of the parties hereto. Should a bill of interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever on account of this Agreement or the Escrow Shares, then as between themselves and the Escrow Agent, VCS and the Shareholder Representatives, jointly and severally, hereby bind and obligate themselves, their successors, heirs, executors and assigns to pay the Escrow Agent its reasonable attorney's fees and any and all other disbursements, expenses, losses, costs and damages of the Escrow Agent in connection with or resulting from such threatened or actual litigation.

         5. Indemnity. VCS and Shareholder Representatives, jointly and severally, agree to indemnify the Escrow Agent against and hold the Escrow Agent harmless from any and all losses, costs (other than general servicing of the account), damages, expenses, claims and attorney's fees (collectively, the "Agent Damages") suffered or incurred by the Escrow Agent as a result of, in connection with or arising from or out of the acts or omissions of the Escrow Agent in performance of or pursuant to this Agreement, except such acts or omissions as may result from the Escrow Agent's willful misconduct or gross negligence. The Escrow Agent may sell such number of the Escrow Shares to discharge the amount of any Agent Damages. Except for a claim for indemnification pursuant to this Section 5, if applicable, the Escrow Agent shall not deduct any charges from the Escrow Shares for serving as Escrow Agent.

         6. Resignation. The Escrow Agent may resign upon 10 days' prior written notice to VCS and the Shareholder Representatives, and, upon joint instructions from VCS and the Shareholder Representatives, shall deliver the Escrow Shares to any designated substitute Escrow Agent selected by VCS and the Shareholder Representatives. If VCS and the Shareholder Representatives fail to designate a substitute Escrow Agent within 10 days, the Escrow Agent may, at its sole discretion and its sole option, institute a bill of interpleader as contemplated by Section 4 hereof.

         7. Termination. Upon delivery of all of the Escrow Shares as provided in Section 2 or upon the institution of a bill of interpleader as provided in Section 4 hereof, this Agreement shall terminate except for the provisions of Section 5.

         8. Authority of Shareholder Representatives. All actions of the Shareholder Representatives hereunder shall require the consent in writing of both Shareholder Representatives; provided, however, that if either of the Shareholder Representatives resigns in writing or is legally incapable of acting hereunder, the remaining Shareholder Representative may act alone on behalf of both Shareholder Representatives.

         9. Notices. Any notice or communication must be in writing and given in the manner contemplated by the Merger Agreement. For the purpose of notice, the address of VCS shall be as set forth in the Merger Agreement, and the addresses of the Shareholder Representatives and the Escrow Agent shall be as set forth opposite their respective names on the signature page hereto. Any party may change its address for notice by written notice given to the other parties.

         10. Choice of Laws; Cumulative Rights. This Agreement shall be construed under the laws of the State of Delaware. All of the Escrow Agent's rights hereunder are cumulative of any other rights it may have by law or otherwise.

         11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

         12. Entire Agreement. This Agreement and any other documents executed or delivered pursuant to this Agreement, contain the complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, whether oral or written, among the parties with respect to such transactions.

         13. Binding Effect. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        VOICE CONTROL SYSTEMS, INC.


                                        By:
                                           -------------------------------
                                            Peter J. Foster
                                            President


                                           -------------------------------
                                            [Benjamin Chigier]

                                        Address:

                                                --------------------------

                                                --------------------------


                                        [Highland Capital Partners]


                                        By:
                                           -------------------------------



                                        Address:
                                                --------------------------

                                                --------------------------



                                        [ESCROW AGENT]


                                        By:
                                           -------------------------------



                                        Address:
                                                --------------------------

                                                --------------------------